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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           ADVANTUS SERIES FUND, INC.


         The Articles of Incorporation, as amended, of ADVANTUS Series Fund, Inc. (the "Corporation") are hereby amended and restated in their entirety pursuant to Chapter 302A of the Minnesota Business Corporation Act to read as set forth below.


                                 ARTICLE I. NAME

         The name of the Corporation (hereinafter referred to as the "Corporation") is Advantus Series Fund, Inc.


                          ARTICLE II. REGISTERED OFFICE

         The address of the registered office of the Corporation is 400 Robert Street North, St. Paul, Minnesota 55101-2098.


                        ARTICLE III. PURPOSES AND POWERS

         The Corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful business for which corporations may be organized under Chapter 302A of the Minnesota Business Corporation Act (the "MBCA"). Without limiting the generality of the foregoing, the Corporation shall have specific power:

         (A) to conduct, operate and carry on the business of an "open-end" management investment company pursuant to applicable state and federal regulatory statutes, and exercise all the powers necessary and appropriate to the conduct of such operations;

         (B) to purchase, subscribe for, invest in or otherwise acquire, and to own, hold, pledge, mortgage, hypothecate, sell, possess, transfer or otherwise dispose of, or turn to account or realize upon, and generally deal in, all forms of securities of every kind, nature, character, type and form, secured and unsecured, issued or to be issued, by any corporation, company, partnership (limited or general), association, trust, entity or person, public or private, whether organized under the laws of the United States, or any state, commonwealth, territory or possession thereof, or organized under the laws of any foreign country, or any state, province, territory or possession thereof, or issued or to be issued by the United States government or any agency or instrumentality thereof;

         (C) to issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the MBCA and by these Amended and Restated Articles of Incorporation, as its Board of Directors may determine;

         (D) to redeem, purchase or otherwise acquire, hold, dispose of, resell, transfer or reissue (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the MBCA and by these Amended and Restated Articles of Incorporation; and



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         (E) to do any and all such further acts or things and to exercise any and all such further powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of any of the foregoing purposes or objects.

         In the above provisions of this Article III, purposes shall also be construed as powers and powers shall also be construed as purposes, and the enumeration of specific purposes or powers shall not be construed to limit other statements of purposes or to limit purposes or powers which the Corporation may otherwise have under applicable law, all of the same being separate and cumulative, and all of the same may be carried on, promoted and pursued, transacted or exercised in any place whatsoever.


                            ARTICLE IV. CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred trillion (100,000,000,000,000) shares of capital stock of the par value of one cent ($0.01) per share. Such capital stock shall be allocated and designated in classes of common shares as follows:

         100,000,000,000 shares may be issued in the series designated "Series A Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series B Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series C Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series D Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series E Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series F Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series G Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series H Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series I Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series K Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series L Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series M Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series N Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series O Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series P Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series Q Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series S Common Shares,"

         100,000,000,000 shares may be issued in the series designated "Series T Common Shares," and


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         100,000,000,000 shares may be issued in the series designated "Series V
Common Shares."

         The balance of the authorized shares may be issued in such series with such designations, preferences and relative participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series of common shares as may be adopted from time to time by the Board of Directors of the Corporation pursuant to the authority hereby vested in such Board of Directors. The Series A Common Shares, Series B Common Shares, Series C Common Shares, Series D Common Shares, Series E Common Shares, Series F Common Shares, Series G Common Shares, Series H Common Shares, Series I Common Shares, Series K Common Shares, Series L Common Shares, Series M Common Shares, Series N Common Shares, Series O Common Shares, Series P Common Shares, Series Q Common Shares, Series S Common Shares, Series T Common Shares and Series V Common Shares each evidence, and each other classes of common shares which the Board of Directors may establish, as provided herein, may evidence if the Board of Directors shall so determine by resolution, an interest in a separate and distinct portion of the Corporation's assets, which shall take the form of a separate portfolio of investment securities, cash and other assets. Authority to establish such separate portfolios is hereby vested in the Board of Directors of the Corporation, and such separate portfolios may be established by the Board of Directors without authorization or approval of the holders of any series of shares of the Corporation. The Board of Directors is authorized to establish, by resolution, one or more classes of shares within any series of shares designated above or within any series of shares hereafter designated, with such designations, preferences and relative participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as may be set forth in such resolution. Without limiting the generality of the preceding sentence, such classes of shares within a series may be subject to differing charges and expenses (including by way of example, but not by way of limitation, such front-end, deferred or other sales charges as may be permitted under the Investment Company Act of 1940, rules of the National Association of Securities Dealers, Inc., and applicable insurance regulations, expenses under Rule 12b-1 plans, administration plans, service plans or other plans or arrangements, however designated) as are adopted from time to time by the Board of Directors; and all of the charges and expenses to which a class is subject shall be borne by such class and shall be appropriately reflected (in the manner determined by the Board of Directors in the resolution or resolutions establishing such class) in determining the net asset value and the amounts payable with respect to dividends and distributions on and redemptions or liquidations of such class. Subject to compliance with the Investment Company Act of 1940, the Board of Directors shall have the authority to provide that shares of any class shall be convertible (automatically, optionally, or otherwise) into shares of one or more other classes of the same series in accordance with such requirements and procedures as may be established by the Board of Directors.

         (A) The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately, to the respective fractions represented thereby, all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the Corporation, but excluding the right to receive a stock certificate representing fractional shares.

         (B) The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share, of stock, irrespective of the series, then standing in his or her name on the books of the Corporation. On any matter that is submitted to a vote of the shareholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by series or class except that (i) no series may vote on the submission of an investment advisory contract or on a change in investment policy as it may pertain to another series; (ii) shares shall be voted by individual series or class to the extent required by the MBCA or the Investment Company Act of 1940; and (iii) as to any matter which does not affect the interest of a particular series or


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class, only holders of shares of the one or more affected series or classes shall be entitled to vote. Matters shall be approved by a majority of the outstanding voting securities present and entitled to vote in person or by proxy unless a higher proportion is required by the MBCA or the Investment Company Act of 1940. If these Amended and Restated Articles of Incorporation, the MBCA or the Investment Company Act of 1940, and any rules or regulations issued thereunder, require a matter to be approved by a particular series or class as well as by the shareholders as a whole, such matters must receive the same affirmative vote of the shareholders of that series or class as is required for action by all the shareholders.

         (C) Unless otherwise provided in the resolution of the Board of Directors providing for the issuance of shares in any new series not yet designated in this Article IV, each series of stock of the Corporation shall have the following powers, preferences and rights, and qualifications, restrictions, and limitations thereof:

                  (1) ASSETS BELONGING TO A SERIES. All consideration received by the Corporation for the issue or sale of shares of a particular series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books and accounts of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, together with any General Items (as defined below) allocated to that series as provided in the following sentence, are herein referred to as "assets belonging to" that series. In the event that there are any assets, income, earnings, profits, proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular series (collectively "General Items"), such General Items shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the series established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and any General Items so allocated to a particular series shall belong to that series. Each such allocation by the Board of Directors shall be conclusive and binding for all purposes.

                  (2) LIABILITIES BELONGING TO A SERIES. The assets belonging to each particular series shall be charged with the liabilities of the Corporation in respect of that series and all expenses, costs, charges and reserves attributable to that series, and any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular class shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the series established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable. The liabilities, expenses, costs, charges and reserves allocated and so charged to a series are herein referred to as "liabilities belonging to" that series. Each allocation of liabilities, expenses, costs, charges and reserves by the Board of Directors shall be conclusive and binding for all purposes.

                  (3) DIVIDENDS. The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all series of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors. Dividends may be declared daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, after providing for actual and accrued liabilities belonging to that series. All dividends or distributions on shares of a particular series shall be paid only out of assets determined by the Board of Directors as belonging to such series. The Board of Directors shall have the power, in its sole discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the


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opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any successor or comparable statute thereto, and regulations promulgated thereunder, and to avoid liability for the Corporation for federal income tax in respect of that year. In furtherance, and not in limitation of the foregoing, in the event that a series of shares has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or more of the other series, the amount to be deemed available for distribution to the series with the net capital gain may be reduced by the amount offset.

                  (4) LIQUIDATION. In the event of the liquidation of the Corporation or of the assets attributable to a particular series, the shareholders of each series that has been established and designated and is being liquidated shall be entitled to receive, as a series, when and as declared by the Board of Directors, the excess of the assets belonging to that series over the liabilities belonging to that series. The holders of shares of any series shall not be entitled thereby to any distribution upon liquidation of any other series. The assets so distributable to the shareholders of any particular series shall be distributed among such shareholders in proportion to the number of shares of that series held by them and recorded on the books of the Corporation. The liquidation of assets attributable to any particular series in which there are shares then outstanding may be authorized by a vote of a majority of the Board of Directors then in office. In the event that there are any general assets not belonging to any particular series of stock and available for distribution, such distribution shall be made to holders of stock of various series in such proportion as the Board of Directors determines to be fair and equitable, and such determination by the Board of Directors shall be conclusive and binding for all purposes.

                  (5) REDEMPTION. All shares of stock of the Corporation shall have the redemption rights provided for in Article VIII.

         (D) The Corporation's shares of stock are issued and sold, and all persons who shall acquire stock of the Corporation shall acquire the same, subject to the condition and understanding that the provisions of these Amended and Restated Articles of Incorporation, as from time to time amended, shall be binding upon them.


                             ARTICLE V. SHAREHOLDERS

         The shareholders of the Corporation:

         (A) shall not have the right to cumulate votes for the election of directors; and

         (B) shall have no preemptive right to subscribe for or acquire securities or rights to purchase securities of any kind, class or series of the Corporation now or hereafter made.


                         ARTICLE VI. BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, which shall have and may exercise all powers of the Corporation except those powers which are by law, by these Amended and Restated Articles of Incorporation or by the Bylaws of the Corporation conferred upon or reserved to the shareholders.

         (A) In furtherance and not in limitation of the powers conferred by statute and pursuant to these Amended and Restated Articles of Incorporation, the Board of Directors is expressly authorized to do the following:


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                  (1) to make, adopt, alter, amend and repeal the Bylaws of the
Corporation unless reserved to the shareholders by the Bylaws or by the laws of the State of Minnesota, subject to the power of the shareholders to adopt, change or repeal such Bylaws;

                  (2) to distribute, in its discretion, for any fiscal year (in the year or in the next fiscal year) as ordinary dividends and as capital gains distributions, respectively, amounts sufficient to enable the Corporation as a regulated investment company to avoid any liability for federal income tax in respect of such year. Any distribution or dividend paid to shareholders from any capital source shall be accompanied by a written statement showing the source or sources of such payment;

                  (3) to authorize, subject to such vote, consent, or approval of shareholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the Corporation of any agreement or agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render underwriting, investment advisory and/or related services to the Corporation (including, if deemed advisable, the management or supervision of the investment portfolio of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements;

                  (4) to allot and authorize the issuance of the authorized but unissued shares of this Corporation;

                  (5) to accept or reject subscriptions for shares of any series made after incorporation; and

                  (6) to fix the terms, conditions and provisions of and authorize the issuance of options to purchase or subscribe for shares of any series including the option price or prices at which shares may be purchased or subscribed for.

         (B) The determination of the Board of Directors with regard to any of the following matters shall be final and conclusive provided such determination is made in good faith, and shall be binding upon the Corporation and every holder of shares of its capital stock, namely, the amount of the assets, obligations, liabilities and expenses of the Corporation; the amount of the net income of the Corporation from dividends and interest for any period and the amount of assets at any time legally available for the payment of dividends; the amount of paid in surplus, other surplus, annual or other net profits, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of securities; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the market value, or any sale, bid or asked price to be applied in determining the market value, of any security owned or held by the Corporation; the fair value of any other asset owned by the Corporation; the number of shares of the Corporation issued or issuable; any matter relating to the acquisition, holding and disposition of securities and other assets by the Corporation; and any question as to whether any transaction constitutes a purchase of securities on margin, a short sale of securities, or an underwriting of the sale of, or participation in any underwriting or selling group in connection with the public distribution of any securities.

         (C) The Board of Directors and the shareholders of the Corporation may adopt, amend, affirm or reject investment policies and restrictions upon investment or the use of assets of the Corporation; and may designate those policies as fundamental and not subject to change other than by a vote of a majority of its outstanding voting securities, as such phrase is defined in the Investment Company Act of 1940.


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         (D) Any action which might be taken at a meeting of the Board of
Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by a majority of the directors or committee members.

         (E) The number of directors of the Corporation shall be five (5), which number may be increased or decreased pursuant to the Bylaws of the Corporation but shall never be less than the minimum number required by the MBCA.


                          ARTICLE VII. INDEMNIFICATION

         The Corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to the full extent permitted by Section 302A.521 of the MBCA, as now enacted or hereafter amended, provided, however, that no such indemnification may be made if it would be in violation of Section 17(h) of the Investment Company Act of 1940, as now enacted or hereafter amended.

         To the fullest extent permitted by the MBCA, as the same exists or may hereafter be amended (except as prohibited by the Investment Company Act of 1940), a director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.


                            ARTICLE VIII. REDEMPTION

         (A) Each holder of shares of capital stock of the Corporation shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of such holder on the books of the Corporation, and all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation, at the redemption price of such shares as in effect from time to time as may be determined by the Board of Directors of the Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of the Corporation or postpone the date of payment of such redemption price in accordance with the provisions of applicable law. The redemption price of shares of any series of capital stock of the Corporation shall be the net asset value of such series or class as determined by, or pursuant to the direction of, the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Payment of the redemption price shall be made in cash or by check on current funds, or in assets other than cash, by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.

         (B) If the Board of Directors determines that the net asset value per share of any series of the Corporation's stock should remain constant, the Corporation may declare, pay and credit as dividends daily the net income (which may include or give effect to realized and unrealized gains and losses, as determined in accordance with the Corporation's accounting and portfolio valuation policies) of the Corporation allocated to that series. If the amount so determined for any day is negative, the Corporation may, without the payment of monetary compensation but in consideration of the interest of the Corporation and its stockholders in maintaining a constant net asset value per share of the series, may declare a reverse share split pro rata among all the stockholders of record of shares of the series at the time of such redemption such number of outstanding shares of the series, or fractions thereof, as shall be


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required to reduce the aggregate number of outstanding shares of the series in order to permit the net asset value per share of the series to remain constant.




                              ARTICLE IX. AMENDMENT

         The Corporation reserves the right to alter, amend, or repeal any provisions contained in these Amended and Restated Articles of Incorporation from time to time, including any amendment which alters the contract rights of any outstanding stock, at any time in the manner now or hereafter prescribed by the laws of the State of Minnesota, and all rights conferred herein upon the Corporation's stockholders, directors and officers are granted subject to that reservation.


                         ARTICLE X. PERPETUAL EXISTENCE

         The duration of the Corporation shall be perpetual.


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